EDISON INTERNATIONAL

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)

                                                                         Year Ended December 31,                      Twelve
                                              ---------------------------------------------------------------------- Months Ended
                                                  1995           1996           1997        1998           1999     Mar. 31, 2000
                                              -------------  -------------  -------------------------  ----------------------------


EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)            $1,346,636     $1,399,650     $1,450,957  $1,416,332    $ 1,586,819    $ 1,724,530
Add:
  Taxes on income (2)                            491,477        505,785        498,729     461,711        294,081        290,183
  Rentals (3)                                      5,188          5,159          4,649       4,278          5,015          5,267
  Allocable portion of interest
      on long-term contracts for
      the purchase of power (4)                    1,848          1,824          1,797       1,767          1,735          1,726
  Spent nuclear fuel interest (7)                      -              -              -           -              -              -
  Dividends of <50% owned equity method
      investments                                 60,251         72,787         82,576      49,208         80,891         86,679
  Interest on partnership
      indebtedness (5)                            34,681         31,356         34,938      36,019         33,186         32,740
  Amortization of previously capitalized
      fixed charges                                2,417          2,232          7,023       7,246          7,601          7,682
Less:
  Earnings of <50% owned equity method            51,703         75,063         84,445      53,605         88,376         71,624
                                              -----------  -------------  ------------- -----------  ------------- --------------

Total earnings before income
  taxes and fixed charges (A)                 $1,890,795     $1,943,730     $1,996,224  $1,922,956    $ 1,920,952    $ 2,077,183
                                              ===========  =============  ============= ===========  ============= ==============

FIXED CHARGES:
  Interest and amortization                    $ 560,641      $ 635,407      $ 708,446  $  710,388      $ 893,613    $ 1,043,537
  Rentals (3)                                      5,188          5,159          4,649       4,278          5,015          5,267
  Capitalized interest (6)                        59,885         57,803         14,937      19,219         28,682         23,480
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (4)                    1,848          1,824          1,797       1,767          1,735          1,726
  Spent nuclear fuel interest (7)                      -              -              -           -              -              -
  Interest on partnership
      indebtedness (5)                            34,681         31,356         34,938      36,019         33,186         32,740
  Dividends on preferred securities               10,095         13,100         13,167      13,149         44,287         66,294
  Subsidiary preferred and preference stock
      dividend requirements - pre-tax basis       61,210         58,666         50,502      41,653         33,045         33,502
                                              -----------  -------------  ------------- -----------  ------------- --------------
Total fixed charges (B)                        $ 733,548      $ 803,315      $ 828,436  $  826,473    $ 1,039,563    $ 1,206,546
                                              ===========  =============  ============= ===========  ============= ==============

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                          2.58           2.42           2.41        2.33           1.85           1.72
                                              ===========  =============  ============= ==========  =============  =============

(1) Includes allowance for funds used during construction, accrual of unbilled revenue and minority interest, net of income taxes.

(2) Includes allocation of federal income and state franchise taxes to other income.

(3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.

(4) Allocable portion of interest included in annual minimum debt service requirement of supplier.

(5) Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of Edison International.

(6) Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.

(7)  Represents interest on spent nuclear fuel disposal obligation.